EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        11:00 AM        August 20, 2020

United Bancorp, Inc. Declares its Third Quarter Regular Cash Dividend Payment at $0.1425 per Share, which produces a Forward Yield of 4.95%

MARTINS FERRY, OHIO ◆◆◆ On August 19, 2020, the Board of Directors of United Bancorp, Inc. (UBCP) declared a third quarter dividend payment of $0.1425 per share for shareholders of record on September 10, 2020 with a payment date of September 18, 2020. At this present cash dividend payout level, the forward yield is 4.95% based on the most recent quarter-ending market price.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $701.3 million and total shareholder’s equity of $66.0 million as of June 30, 2020. Through its single bank charter, Unified Bank, the Company has twenty banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. The Company also operates a Loan Production Office in Wheeling (Ohio County), WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.